Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated March 10, 2008 (including amendments thereto) with respect to the Common Stock of 1st Century Bancshares, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 10, 2008	PALISAIR CAPITAL PARTNERS, L.P.

	By:	PALISAIR CAPITAL, LLC General Partner

	By:	/s/ Zachary James Cohen
Zachary James Cohen Managing Member

PALISAIR CAPITAL, LLC

By:	/s/ Zachary James Cohen
Zachary James Cohen Managing Member

/s/ Zachary James Cohen
ZACHARY JAMES COHEN